Exhibit 99.3

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) is intended to help you understand the business operations and financial condition of the Company for the three year period ended December 31, 2014. This discussion should be read in conjunction with Item 8. Financial Statements and Supplementary Data in Exhibit 99.4 attached to this Form 8-K. Our MD&A is presented in seven sections:

•	Executive Overview

•	Consolidated Results of Operations

•	Results of Operations by Segment

•	Liquidity and Capital Resources

•	Off-Balance Sheet Arrangements and Other Matters

•	Significant Accounting Policies and Critical Accounting Estimates

•	Recently Issued Accounting Pronouncements
Within the MD&A, “Delphi,” the “Company,” “we,” “us” and “our” refer to Delphi Automotive PLC, a public limited company which was formed under the laws of Jersey on May 19, 2011, together with its subsidiaries, including Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales which was formed on August 19, 2009 for the purpose of acquiring certain assets and subsidiaries of the former Delphi Corporation (now known as DPH Holdings Corp. (“DPHH”)), and became a subsidiary of Delphi Automotive PLC in connection with the completion of the Company’s initial public offering on November 22, 2011. The former Delphi Corporation and, as the context may require, its subsidiaries and affiliates, are also referred to herein as "Old Delphi.”
As further described in Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K, in the first quarter of 2015, we entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business, and also committed to a plan to dispose of our interests in two joint ventures which were previously reported within the Thermal Systems segment. The transaction positions us with a more focused product portfolio in high-growth spaces to meet consumer preferences for products that address the industry mega-trends of Safe, Green and Connected. Proceeds from the sale will be used to fund future growth initiatives, including acquisitions, as well as share repurchases. The assets and liabilities, operating results, and operating and investing cash flows for the previously reported Thermal Systems segment are presented as discontinued operations separate from the Company’s continuing operations for all periods presented. This Management’s Discussion and Analysis reflects the results of continuing operations, unless otherwise noted. Historical employment, property and product information includes amounts attributable to both continuing and discontinued operations, unless otherwise noted.
Executive Overview
Our Business
We are a leading global vehicle components manufacturer and provide electrical and electronic, powertrain and safety technology solutions to the global automotive and commercial vehicle markets. We are one of the largest vehicle component manufacturers and our customers include all 25 of the largest automotive original equipment manufacturers (“OEMs”) in the world.
Business Strategy
We believe the Company is well-positioned for growth from increasing global vehicle production volumes, increased demand for our Safe, Green and Connected products which are being added to vehicle content, and new business wins with existing and new customers. We have successfully created a competitive cost structure, aligned our product offerings with the faster-growing industry mega-trends and re-aligned our manufacturing footprint into an efficient regional service model, allowing us to increase our profit margins.
Our achievements in 2014 included the following:

•	Generating gross business bookings of $25.1 billion, based upon expected volumes and pricing, including amounts attributable to discontinued operations;

•	Generating $2.0 billion of cash from continuing operations and net income of $1.4 billion;

•
Continuing our focus on diversifying our geographic, product and customer mix, resulting in 35% of our 2014 net sales generated in the North American market, 23% generated from the Asia Pacific region, which we have identified as a key market likely to experience substantial growth, and 16% generated from our largest customer;

•	Increasing our quarterly cash dividend 50% to $0.25 per ordinary share;

•	Executing $1.0 billion of share repurchases;

•	Expanding our portfolio of product offerings in the high-growth automotive electrical connectors business through the acquisitions of Antaya Technologies Corporation and Unwired Holdings, Inc.;

•
Maximizing our operational flexibility and profitability at all points in the normal automotive business cycle, by having approximately 94% of our hourly workforce based in low cost countries and approximately 26% of our hourly workforce composed of temporary employees;

•
Initiating restructuring activities, with a primary focus on South America and Europe, in order to align our manufacturing capacity and footprint with the current automotive production levels in those regions, allowing us to maintain our industry-leading cost structure;

•	Achieving enhanced credit ratings from Standard & Poor's Ratings Service, Moody's Investor Service and Fitch Ratings;

•
Leveraging our enhanced, investment grade credit metrics to further refine our capital structure and increase our financial flexibility by successfully issuing $700 million of 4.15% senior unsecured notes, and utilizing the proceeds primarily to redeem our 5.875% Senior Notes and to repay a portion of the Tranche A Term Loan, thereby satisfying all principal obligations on our debt through March 1, 2018; and

•
Forming a Technology Advisory Council, a panel of prominent global technology thought leaders, which guides our product strategies and investments in technology with a focus on developing advanced technologies to drive growth.

Going forward, our strategy is to build on these accomplishments and continue to develop and manufacture innovative market-relevant products for a diverse base of customers around the globe and leverage our lean and flexible cost structure to achieve strong and disciplined earnings growth and returns on invested capital. Through our culture of innovation and world class engineering capabilities we intend to employ our rigorous, forward-looking product development process to deliver new technologies that provide solutions to OEMs. We are committed to creating value for our shareholders. We expanded our repurchases of ordinary shares in 2014 to $1.0 billion, and in January of 2015 announced a new share repurchase program of up to $1.5 billion of ordinary shares. In 2014, we continued to return cash to our shareholders, and paid increased cash dividends totaling $301 million. Our key strategic priorities include:
Targeting the right business with the right customers. We intend to be strategic in our pursuit of new business and customers in order to achieve disciplined, above-market growth. We conduct in-depth analysis of market share and product trends by region in order to prioritize research, development, and engineering spend for the customers that we believe will be successful. Collaboration with customers in our 15 major technical centers around the world helps us develop innovative product solutions designed to meet their needs. As more OEMs design vehicles for global platforms, where the same vehicle architecture is shared among different regions, we are well suited to provide global design and engineering support while manufacturing these products for a specific regional market.
Leveraging our engineering and technological capabilities. We seek to leverage our strong product portfolio tied to the industry’s key mega-trends with our global footprint to increase our revenues, as well as committing to substantial annual investment in research and development to maintain and enhance our leadership in each of our product lines.
Capitalizing on our scale, global footprint and established position in emerging markets. We intend to generate sustained growth by capitalizing on the breadth and scale of our operating capabilities. Our global footprint provides us important proximity to our customers’ manufacturing facilities and allows us to serve them in every region in which they operate. We anticipate that we will continue to build upon our extensive geographic reach to capitalize on fast-growing automotive markets, particularly in China. In addition, our presence in low cost countries positions us to realize incremental margin improvements as the global balance of automotive production shifts towards emerging markets.
Leveraging our lean and flexible cost structure to deliver profitability and cash flow. We recognize the importance of maintaining a lean and flexible cost structure in order to deliver stable earnings and cash flow in a cyclical industry. Our focus is on maximizing and optimizing manufacturing output to meet increasing production requirements with minimal additions to our fixed-cost base. Additionally, we are continuing to use a meaningful amount of temporary workers to ensure we have the appropriate operational flexibility to scale our operations so that we can maintain our profitability as industry production levels increase or contract.
Advancing and maintaining an efficient capital structure. We actively manage our capital structure in order to maintain an investment grade credit rating and healthy capital ratios to support our business and maximize shareholder value. We will continue to make adjustments to our capital structure in light of changes in economic conditions or as opportunities arise to provide us with additional financial flexibility to invest in our business and execute our strategic objectives going forward.

Pursuing selected acquisitions and strategic alliances. In 2014 we completed the acquisitions of Unwired Holdings, Inc., a media connectivity module supplier to the global automotive industry, and Antaya Technologies Corporation, a leading manufacturer of on-glass connectors to the global automotive industry. These acquisitions enhance our position as a leading supplier of automotive electrical/electronic architecture and expand our portfolio of product offerings in the high-growth automotive electrical connectors business. We intend to continue to pursue selected transactions that leverage our technology capabilities and enhance and expand our product offerings, customer base, geographic penetration and scale to complement our current businesses.
Trends, Uncertainties and Opportunities
Rate of economic recovery. Our business is directly related to automotive sales and automotive vehicle production by our customers. Automotive sales depend on a number of factors, including global and regional economic conditions. Although global automotive vehicle production increased 2% from 2013 to 2014 and is expected to increase by an additional 1% to 2% in 2015, the economic recovery has been uneven from a regional perspective. While the North American and certain Asia Pacific economies have continued to strengthen in 2014, economic uncertainties continue to persist in Europe and South America, resulting in lower consumer demand for vehicles in those markets as compared to North America. Vehicle production increased by only 2% in Europe, and decreased by 17% in South America in 2014 as compared to 2013, and is expected to increase by 1% in Europe in 2015 as compared to 2014, and remain essentially flat with 2014's reduced volumes in South America. Continued economic weakness in Europe or South America, or weakness in North America or Asia Pacific, could result in a significant reduction in automotive sales and production by our customers, which would have an adverse effect on our business, results of operations and financial condition. Additionally, weakness may result in shifts in the mix of future automotive sales (from vehicles with more content such as luxury vehicles, trucks and sport utility vehicles toward smaller passenger cars). While our diversified customer and geographic revenue base, along with our flexible cost structure, have well positioned us to withstand the impact of industry downturns and benefit from industry upturns, shifts to vehicles with less content would adversely impact our profitability.
Emerging markets growth. Rising income levels in the emerging markets, principally China, are resulting in stronger growth rates in these markets. Our strong global presence and presence in these markets have positioned us to experience above-market growth rates. We continue to expand our established presence in emerging markets, positioning us to benefit from the expected growth opportunities in these regions. We are capitalizing on our long-standing relationships with the global OEMs and further enhancing our positions with the emerging market OEMs to continue expanding our worldwide leadership. We continue to build upon our extensive geographic reach to capitalize on fast-growing automotive markets. We believe that our presence in low cost countries positions us to realize incremental margin improvements as the global balance of automotive production shifts towards the emerging markets.
We have a strong presence in China, where we have operated for over 20 years. All of our business segments have operations and sales in China. As a result, we have well-established relationships with all of the major OEMs in China. We have expanded the number of our 33 offered products locally manufactured in China to 25 in 2014. We believe we have the opportunity to expand additional product lines into China in the future, as well as continuing to grow our existing localized product lines, and as a result, we see further growth potential in this market.
Market driven products. Our product offerings satisfy the OEMs’ need to meet increasingly stringent government regulations and meet consumer preferences for products that address the mega-trends of Safe, Green and Connected, leading to increased content per vehicle, greater profitability and higher margins. With these offerings, we believe we are well-positioned to benefit from the growing demand for vehicle content related to safety, fuel efficiency, emissions control, automated features and connectivity to the global information network. Our Electrical/Electronic Architecture and Electronics and Safety segments are benefiting from the substantial increase in vehicle content and electrification requiring a complex and reliable electrical architecture and systems to operate, such as hybrid power electronics, automated driver assistance technologies, electrical vehicle monitoring, active safety systems, lane departure warning systems, integrated electronic displays, navigation systems and consumer electronics. Our ability to design a reliable electrical architecture that optimizes power distribution and/or consumption is key to satisfying the OEMs’ need to reduce emissions while continuing to meet the demands of consumers. Additionally, our Powertrain Systems segment is also focused on addressing the demand for increased fuel efficiency and emission control through products such as gasoline direct injection (GDi) fuel systems.
Global capabilities. Many OEMs are continuing to adopt global vehicle platforms to increase standardization, reduce per unit cost and increase capital efficiency and profitability. As a result, OEMs are selecting suppliers that have the capability to manufacture products on a worldwide basis, as well as, the flexibility to adapt to regional variations. Suppliers with global scale and strong design, engineering and manufacturing capabilities, are best positioned to benefit from this trend. Our global footprint enables us to serve the global OEMs on a worldwide basis as we gain market share with the emerging market OEMs. This regional model principally services the North American market out of Mexico, the South American market out of Brazil, the European market out of Eastern Europe and North Africa and the Asia Pacific market out of China.

Product development. The automotive component supply industry is highly competitive, both domestically and internationally. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely and cost competitive basis will be a significant factor in our ability to remain competitive. To compete effectively in the automotive supply industry, we must be able to launch new products to meet our customers’ demands in a timely manner. Our innovative technologies and robust global engineering and development capabilities have well positioned us to meet the increasingly stringent vehicle manufacturer demands.
OEMs are increasingly looking to their suppliers to simplify vehicle design and assembly processes to reduce costs. As a result, suppliers that sell vehicle components directly to manufacturers (Tier I suppliers) have assumed many of the design, engineering, research and development and assembly functions traditionally performed by vehicle manufacturers. Suppliers that can provide fully-engineered solutions, systems and pre-assembled combinations of component parts are positioned to leverage the trend toward system sourcing.
Engineering, design & development. Our history and culture of innovation have enabled us to develop significant intellectual property and design and development expertise to provide advanced technology solutions that meet the demands of our customers. Including our discontinued operations, we have a team of more than 20,000 scientists, engineers and technicians focused on developing leading product solutions for our key markets, located at 15 major technical centers in Brazil, China, France, Germany, India, Luxembourg, Mexico, Poland, South Korea, the United Kingdom and the United States. We invest approximately $1.7 billion (which includes approximately $400 million co-investment by customers and government agencies) annually in research and development, including engineering, to maintain our portfolio of innovative products, and owned/held approximately 8,000 patents and protective rights as of December 31, 2014. We also encourage “open innovation” and collaborate extensively with peers in the industry, government agencies and academic institutions. Our technology competencies are recognized by both customers and government agencies, who have co-invested approximately $400 million annually in new product development, accelerating the pace of innovation and reducing the risk associated with successful commercialization of technological breakthroughs.
In the past, suppliers often incurred the initial cost of engineering, designing and developing automotive component parts, and recovered their investments over time by including a cost recovery component in the price of each part based on expected volumes. Recently, we and many other suppliers have negotiated for cost recovery payments independent of volumes. This trend reduces our economic risk.
Pricing. Cost-cutting initiatives adopted by our customers result in increased downward pressure on pricing. Our customer supply agreements generally require step-downs in component pricing over the periods of production and OEMs have historically possessed significant leverage over their outside suppliers because the automotive component supply industry is fragmented and serves a limited number of automotive OEMs. Our profitability depends in part on our ability to generate sufficient production cost savings in the future to offset price reductions.
We are focused on maintaining a low fixed cost structure that provides us flexibility to remain profitable despite decreases in industry volumes and at all points of the traditional vehicle industry production cycle. We believe that our lean cost structure will allow us to remain profitable at all points of the traditional vehicle industry production cycle. As a result, approximately 94% of our hourly workforce is located in low cost countries. Furthermore, we have substantial operational flexibility by leveraging a large workforce of temporary workers, which represented approximately 26% of the hourly workforce as of December 31, 2014. However, we will continue to adjust our cost structure and manufacturing footprint in response to continued economic uncertainties, as evidenced by our on-going restructuring programs focused on aligning our manufacturing capacity and footprint with the current automotive production levels in Europe and South America. As we continue to operate in a cyclical industry that is impacted by movements in the global and regional economies, we continually evaluate opportunities to further adjust our cost structure. Assuming constant product mix and pricing, based on our 2014 results, we estimate that our EBITDA breakeven level would be reached if we experienced a 42% downturn to current product volumes.
We have a strong balance sheet with gross debt of approximately $2.5 billion and substantial liquidity of approximately $2.4 billion of cash and cash equivalents and available financing under our Revolving Credit Facility (as defined below in Liquidity and Capital Resources) as of December 31, 2014, and no significant U.S. defined benefit or workforce postretirement health care benefits and employer-paid postretirement basic life insurance benefits (“OPEB”) liabilities. We intend to maintain strong financial discipline targeting industry-leading earnings growth, cash flow generation and return on invested capital and to maintain sufficient liquidity to sustain our financial flexibility throughout the industry cycle.
OEM product recalls. There has been a significant increase in the number of vehicles recalled globally by OEMs in 2014. In the U.S., a record number of vehicle recalls were initiated in 2014. These recalls can either be initiated by the OEMs or influenced by regulatory agencies. Although there are differing rules and regulations across countries governing recalls for safety issues, the overall transition towards global vehicle platforms may also contribute to increased recalls outside of the U.S., as automotive components are increasingly standardized across regions. Given the sensitivity to safety issues in the automotive industry, including increased focus from regulators and consumers, we anticipate the number of automotive recalls may remain above historical levels in the near future. Although we engage in extensive product quality programs and processes, and have not experienced any significant impacts to date as a result of the recalls that have been initiated, it is possible that we may be adversely affected in the future if the pace of these recalls continues.
Efficient use of capital. The global vehicle components industry is generally capital intensive and a portion of a supplier’s capital equipment is frequently utilized for specific customer programs. Lead times for procurement of capital equipment are long and typically exceed start of production by one to two years. Substantial advantages exist for suppliers that can leverage their prior investments in capital equipment or amortize the investment over higher volume global customer programs.
Industry consolidation. Consolidation among worldwide suppliers is expected to continue as suppliers seek to achieve operating synergies and value stream efficiencies, acquire complementary technologies, and build stronger customer relationships as OEMs continue to expand globally. We believe companies with strong balance sheets and financial discipline are in the best position to take advantage of the industry consolidation trend.
Our History and Structure
On August 19, 2009, Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales, was formed for the purpose of acquiring certain assets and subsidiaries of Old Delphi (“the Acquisition”), which, along with certain of its U.S. subsidiaries, had filed voluntary petitions for bankruptcy in October 2005. On October 6, 2009, Delphi Automotive LLP acquired the major portion of the business of Old Delphi and issued membership interests to a group of investors consisting of certain lenders to Old Delphi, General Motors Company ("GM") and the Pension Benefit Guaranty Corporation (the “PBGC”). On March 31, 2011, all of the outstanding Class A and Class C membership interests held by GM and the PBGC were redeemed, respectively, for approximately $4.4 billion.
On May 19, 2011, Delphi Automotive PLC was formed as a Jersey public limited company, and had nominal assets, no liabilities and had conducted no operations prior to its initial public offering. On November 22, 2011, in conjunction with the completion of its initial public offering by the selling shareholders, all of the outstanding equity of Delphi Automotive LLP was exchanged for ordinary shares by its equity holders in Delphi Automotive PLC. As a result, Delphi Automotive LLP became a wholly-owned subsidiary of Delphi Automotive PLC.
Consolidated Results of Operations
In 2014, total global OEM production volumes increased 2% from 2013. Although total global OEM production volumes increased, indicating continued stabilization of the global economy, the economic recovery was uneven from a regional perspective. While OEM vehicle production increased by 6% in China and 5% in North America in 2014, production in Europe and South America continues to be impacted by the economic uncertainties in those regions. European production increased only 2% in 2014, and declined by 17% in South America. In light of the continued economic uncertainties in these regions, we have initiated restructuring actions as appropriate in order to align our manufacturing capacity and footprint with the current automotive production levels. As we continue to operate in a cyclical industry that is impacted by movements in the global economy, we continually evaluate opportunities to further adjust our cost structure. However, we believe our strong balance sheet coupled with our flexible cost structure will position us to capitalize on any strengthening of the global economy and improvements in OEM production volumes.
Our total net sales during the year ended December 31, 2014 were $15.5 billion, or 3% higher compared to 2013. This compares to total global OEM production increases of 2% in 2014. The increase in our total net sales is primarily attributable to increased sales in North America and Asia Pacific. Although our net sales in Europe also increased modestly in 2014, our sales continue to be impacted by persisting economic uncertainties in the region, which have resulted in limited growth in OEM production. Partially offsetting these increases were reduced sales in our smallest region, South America, due to continuing economic weakness, resulting in continued reductions in OEM production schedules in the region. Our overall lean cost structure, along with improving sales in North America, and above-market sales growth in the Asia Pacific region, specifically China, enabled us to improve gross margins in the year ended December 31, 2014 as compared to the prior year.
The increase in our total net sales of 7% during the year ended December 31, 2013 as compared to 2012 was attributable to the fourth quarter 2012 acquisition and successful integration of MVL, as well as due to increased sales in North America and Asia Pacific, offset by OEM production volume reductions in Europe.
Delphi typically experiences fluctuations in revenue due to changes in OEM production schedules, vehicle sales mix and the net of new and lost business (which we refer to collectively as volume), increased prices attributable to escalation clauses in our supply contracts for recovery of increased commodity costs (which we refer to as commodity pass-through), fluctuations in foreign currency exchange rates (which we refer to as FX), contractual reductions of the sales price to the OEM (which we refer to as contractual price reductions) and engineering changes. Changes in sales mix can have either favorable or unfavorable impacts on revenue. Such changes can be the result of shifts in regional growth, shifts in OEM sales demand, as well as shifts in consumer demand related to vehicle segment purchases and content penetration. For instance, a shift in sales demand favoring a particular OEM’s vehicle model for which we do not have a supply contract may negatively impact our revenue. A shift in regional sales demand toward certain markets could favorably impact the sales of those of our customers that have a large market share in those regions, which in turn would be expected to have a favorable impact on our revenue.
We typically experience (as described below) fluctuations in operating income due to:

•	Volume, net of contractual price reductions—changes in volume offset by contractual price reductions (which typically range from 1% to 3% of net sales) and changes in mix;

•	Operational performance—changes to costs for materials and commodities or manufacturing variances; and

•	Other—including restructuring costs and any remaining variances not included in Volume, net of contractual price reductions or Operational performance.
The automotive component supply industry is subject to inflationary pressures with respect to raw materials and labor which have placed and will continue to place operational and profitability burdens on the entire supply chain. We will continue to work with our customers and suppliers to mitigate the impact of these inflationary pressures in the future. In addition, we expect commodity cost volatility, particularly related to copper, aluminum and petroleum-based resin products, to have a continual impact on future earnings and/or operating cash flows. As such, we continually seek to mitigate both inflationary pressures and our material-related cost exposures using a number of approaches, including combining purchase requirements with customers and/or other suppliers, using alternate suppliers or product designs, negotiating cost reductions and/or commodity cost contract escalation clauses into our vehicle manufacturer supply contracts, and hedging.
2014 versus 2013
The results of operations for the years ended December 31, 2014 and 2013 were as follows:

	Year Ended December 31,
	2014		2013		Favorable/ (unfavorable)
	(dollars in millions)
Net sales	$15,499		$15,051		$448
Cost of sales	12,471		12,274		(197)
Gross margin	3,028	19.5%	2,777	18.5%	251
Selling, general and administrative	1,036		916		(120)
Amortization	94		97		3
Restructuring	140		137		(3)
Operating income	1,758		1,627		131
Interest expense	(135)		(143)		8
Other (expense) income, net	(8)		(18)		10
Income from continuing operations before income taxes and equity income	1,615		1,466		149
Income tax expense	(255)		(240)		(15)
Income from continuing operations before equity income	1,360		1,226		134
Equity income, net of tax	20		15		5
Income from continuing operations	1,380		1,241		139
Income from discontinued operations, net of tax	60		60		—
Net income	1,440		1,301		139
Net income attributable to noncontrolling interest	89		89		—
Net income attributable to Delphi	$1,351		$1,212		$139

Total Net Sales
Below is a summary of our total net sales for the years ended December 31, 2014 versus December 31, 2013.

	Year Ended December 31,			Variance Due To:
	2014	2013	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass-through	Other	Total
	(in millions)			(in millions)
Total net sales	$15,499	$15,051	$448	$476	$12	$(62)	$22	$448
Total net sales for the year ended December 31, 2014 increased 3% compared to the year ended December 31, 2013. We experienced volume growth of 5% for the period, primarily as a result of increased sales in North America and Asia Pacific, partially offset by contractual price reductions.

Cost of Sales
Cost of sales is primarily comprised of material, labor, manufacturing overhead, freight, fluctuations in foreign currency exchange rates, product engineering, design and development expenses, depreciation and amortization, warranty costs and other operating expenses. Gross margin is revenue less cost of sales and gross margin percentage is gross margin as a percentage of net sales.
Cost of sales increased $197 million for the year ended December 31, 2014 compared to the year ended December 31, 2013, as summarized below. The Company's material cost of sales was approximately 50% of net sales in both the year ended December 31, 2014 and December 31, 2013.

	Year Ended December 31,			Variance Due To:
	2014	2013	Favorable/ (unfavorable)	Volume (a)	FX	Operational performance	Other	Total
	(dollars in millions)			(in millions)
Cost of sales	$12,471	$12,274	$(197)	$(575)	$6	$426	$(54)	$(197)
Gross margin	$3,028	$2,777	$251	$(99)	$18	$426	$(94)	$251
Percentage of net sales	19.5%	18.5%

(a)	Presented net of contractual price reductions for gross margin variance.
The increase in cost of sales reflects increased volumes before contractual price reductions for the period, partially offset by operational performance improvements and the following unfavorable items in Other above:

•	Approximately $41 million of increased depreciation and amortization; and

•	The absence of a prior period gain on the disposal of property of approximately $11 million from the sale of a manufacturing site that was closed as a result of Delphi's overall restructuring program.

Selling, General and Administrative Expense

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(dollars in millions)
Selling, general and administrative expense	$1,036	$916	$(120)
Percentage of net sales	6.7%	6.1%
Selling, general and administrative expense (“SG&A”) includes administrative expenses, information technology costs and incentive compensation related costs, and increased as a percent of sales during the year ended December 31, 2014 compared to 2013 due to an increase in accruals for incentive compensation, information technology costs and for other service providers.

Amortization

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Amortization	$94	$97	$3
Amortization expense reflects the non-cash charge related to definite-lived intangible assets primarily recognized as part of the Acquisition and resulting from the acquisition of MVL in October 2012. The relative consistency in amortization expense during the year ended December 31, 2014 compared to 2013 reflects the continued amortization of these definite-lived intangible assets. In 2015, we expect to incur non-cash amortization charges of approximately $98 million, which includes the charges related to definite-lived intangible assets as a result of the acquisitions completed in 2014.

Restructuring

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(dollars in millions)
Restructuring	$140	$137	$(3)
Percentage of net sales	0.9%	0.9%
Restructuring charges recorded during 2014 were primarily attributable to the expenses incurred in conjunction with our on-going restructuring programs focused on aligning our manufacturing capacity and footprint with the current automotive production levels in Europe and South America. These charges included the recognition of employee-related and other costs of $35 million during the year ended December 31, 2014 for the initiation of a new restructuring program at a European manufacturing site within the Powertrain Systems segment in the second quarter of 2014. We expect to make cash payments of approximately $80 million in 2015 pursuant to these programs. Restructuring expenses recorded during the year ended December 31, 2013 were primarily attributable to the initiation of various restructuring actions, primarily in Europe, in the fourth quarter of 2012 and in the first quarter of 2013. These restructuring actions were initiated in response to lower OEM production volumes in Europe and continued economic uncertainties, and included workforce reductions, as well as plant closures, and have been substantially completed during 2014.
We expect to continue to incur additional restructuring expense in 2015 related primarily to our on-going restructuring actions in Europe and South America. As we continue to operate in a cyclical industry that is impacted by movements in the global and regional economies, we continually evaluate opportunities to further adjust our cost structure
Refer to Note 10. Restructuring to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Interest Expense

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Interest expense	$135	$143	$8
The decrease in interest expense for the year ended December 31, 2014 as compared to the year ended December 31, 2013 reflects a reduction in interest expense from the repayment of a portion of the Tranche A Term Loan and the redemption of the 5.875% Senior Notes, offset by the issuance of $700 million of the 4.15% 2014 Senior Notes in the first quarter of 2014.
Refer to Note 11. Debt, to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Other Income, Net

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Other (expense) income, net	$(8)	$(18)	$10
The decrease in other income, net is a result of Delphi repaying a portion of the Tranche A Term Loan and redeeming the 5.875% senior notes during the year ended December 31, 2014, resulting in a loss on extinguishment of debt of $34 million. Additionally, during the year ended December 31, 2014, Delphi incurred approximately $6 million in transaction costs related to its 2014 acquisitions. Partially offsetting these expenses during the year ended December 31, 2014, Delphi recorded $10 million of interest income and also reached a final settlement with its insurance carrier related to a business interruption insurance claim, and received proceeds from the settlement of approximately $14 million, net of related costs and expenses.
During the year ended December 31, 2013, Delphi amended its Credit Agreement and repaid the entire balance of the Tranche B Term Loan from the Original Credit Agreement, resulting in a loss on extinguishment of debt of $39 million.
Refer to Note 19. Other income, net and Note 11. Debt to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Income Taxes

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Income tax expense	$255	$240	$(15)
The Company’s tax rate is affected by the tax rates in the jurisdictions in which the Company operates, the relative amount of income earned by jurisdiction and the relative amount of losses or income for which no tax benefit or expense was recognized due to a valuation allowance.
The effective tax rate was 16% and 16% for the years ended December 31, 2014 and 2013, respectively. The effective tax rate in the year ended December 31, 2014 was impacted by favorable geographic income mix in 2014 as compared to 2013, primarily due to changes in the underlying operations of the business as well as tax planning initiatives, and the resulting favorable impact on foreign tax credits. These favorable impacts were offset by net increases resulting from changes in judgment related to deferred tax asset valuation allowances of $18 million in 2014.
The effective tax rate in the year ended December 31, 2013 was impacted by the enactment of the American Taxpayer Relief Act of 2012 on January 2, 2013, which retroactively reinstated expired tax provisions known as tax extenders including the research and development tax credit. The income tax accounting effect, including any retroactive effect, of a tax law change is accounted for in the period of enactment, which in this case was the first quarter of 2013. As a result, the effective tax rate for the year ended December 31, 2013 was impacted by a tax benefit of approximately $19 million related to the 2012 research and development credit in addition to the 2013 research and development credit. On July 17, 2013, the United Kingdom Finance Bill of 2013 became law as the Finance Act 2013 (the “U.K. Finance Act”). The U.K. Finance Act provides for a reduction to the corporate income tax rate from 23% to 21% effective April 1, 2014, with a further reduction to 20% effective April 1, 2015. The impact of this legislation was recorded as a discrete item during the third quarter of 2013, the period of enactment, and resulted in increased tax expense of approximately $12 million for the year ended December 31, 2013 due to the resultant impact on the net deferred tax asset balances. Additionally, the effective tax rate in the year ended December 31, 2013 was impacted by a reduction in tax reserves of $13 million, partially offset by an increase in withholding taxes due to overall increased earnings and full year inclusion of MVL activity in 2013.

Equity Income

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Equity income, net of tax	$20	$15	$5
Equity income, net of tax reflects Delphi’s interest in the results of ongoing operations of entities accounted for as equity-method investments. Equity income increased during the year ended December 31, 2014 as compared to the year ended December 31, 2013, which was primarily attributable to improved operating results of our North American joint ventures as compared to the prior period.

Income from Discontinued Operations

	Year Ended December 31,
	2014	2013	Favorable/ (unfavorable)
	(in millions)
Income from discontinued operations, net of tax	$60	$60	$—
Income from discontinued operations, net of tax reflects the results of the Company's previously reported Thermal Systems segment, which have been reclassified to discontinued operations as a result of the agreement for the sale of this business during the first quarter of 2015. Income from discontinued operations, net of tax for the year ended December 31, 2014 was consistent with the year ended December 31, 2013. Increased sales and gross margin improvement resulting from successful cost reduction initiatives at Thermal Systems, including restructuring programs, were offset due to a decline in equity income attributable to discontinued operations from our Korean joint venture.
Refer to Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information regarding the Company's discontinued operations.
Results of Operations by Segment
We operate our core business along the following operating segments, which are grouped on the basis of similar product, market and operating factors:

•	Electrical/Electronic Architecture, which includes complete electrical architecture and component products.

•
Powertrain Systems, which includes extensive systems integration expertise in gasoline, diesel and fuel handling and full end-to-end systems including fuel injection, combustion, electronic controls, test and validation capabilities, aftermarket, and original equipment service.

•
Electronics and Safety, which includes component and systems integration expertise in infotainment and connectivity, body controls and security systems, displays, mechatronics, passive and active safety electronics and electric and hybrid electric vehicle power electronics, as well as advanced development of software.

•	Eliminations and Other, which includes i) the elimination of inter-segment transactions, and ii) certain other expenses and income of a non-operating or strategic nature.
In the first quarter of 2015, the Company determined that its previously reported Thermal Systems segment met the criteria to be classified as a discontinued operation, which required retrospective application to the balance sheet, statement of operations and cash flow financial information for all periods presented. Refer to Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for further information regarding the Company's discontinued operations. Certain operations, primarily related to contract manufacturing services, which were previously included within the Thermal Systems reporting segment but which are not included in the scope of the planned disposal will be reported in continuing operations, and have been reclassified within the Electronics and Safety segment for all periods presented. Amounts for shared general and administrative operating expenses that were allocated to the Thermal Systems business in prior periods have been re-allocated to the Company's reportable operating segments.
Through December 31, 2013, we evaluated performance based on stand-alone segment Adjusted EBITDA and accounted for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Our management believed that Adjusted EBITDA was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2014, our management began utilizing segment Adjusted Operating Income as the key performance measure of segment income of loss and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of our operating segments. Segment Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Delphi, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Segment Adjusted Operating Income, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.
The reconciliation of Adjusted Operating Income to Operating Income includes restructuring, other project and integration costs related to acquisitions and other portfolio transactions and asset impairments. The reconciliation of Adjusted Operating Income to net income attributable to Delphi for the years ended December 31, 2014 and 2013 are as follows:

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2014:
Adjusted operating income	$1,060	$518	$347	$—	$1,925
Restructuring	(57)	(55)	(28)	—	(140)
Other acquisition & portfolio project costs	(15)	(3)	(2)	—	(20)
Asset impairments	(2)	(1)	(4)	—	(7)
Operating income	$986	$459	$313	$—	1,758
Interest expense					(135)
Other expense, net					(8)
Income from continuing operations before income taxes and equity income					1,615
Income tax expense					(255)
Equity income, net of tax					20
Income from continuing operations					1,380
Income from discontinued operations, net of tax					60
Net income					1,440
Net income attributable to noncontrolling interest					89
Net income attributable to Delphi					$1,351

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2013:
Adjusted operating income	$982	$470	$327	$—	$1,779
Restructuring	(28)	(53)	(56)	—	(137)
Other acquisition & portfolio project costs	(15)	—	—	—	(15)
Operating income	$939	$417	$271	$—	1,627
Interest expense					(143)
Other expense, net					(18)
Income from continuing operations before income taxes and equity income					1,466
Income tax expense					(240)
Equity income, net of tax					15
Income from continuing operations					1,241
Income from discontinued operations, net of tax					60
Net income					1,301
Net income attributable to noncontrolling interest					89
Net income attributable to Delphi					$1,212
Net sales, gross margin as a percentage of net sales and Adjusted Operating Income by segment for the years ended December 31, 2014 and 2013 are as follows:
Net Sales by Segment

	Year Ended December 31,			Variance Due To:
	2014	2013	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass-through	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$8,274	$7,972	$302	$373	$(32)	$(62)	$23	$302
Powertrain Systems	4,535	4,392	143	110	45	—	(12)	143
Electronics and Safety	2,885	2,878	7	7	5	—	(5)	7
Eliminations and Other	(195)	(191)	(4)	(14)	(6)	—	16	(4)
Total	$15,499	$15,051	$448	$476	$12	$(62)	$22	$448

Gross Margin Percentage by Segment

	Year Ended December 31,
	2014	2013
Electrical/Electronic Architecture	19.3%	18.3%
Powertrain Systems	19.6%	18.7%
Electronics and Safety	18.9%	17.3%
Eliminations and Other	—%	—%
Total	19.5%	18.5%

Adjusted Operating Income by Segment

	Year Ended December 31,			Variance Due To:
	2014	2013	Favorable/ (unfavorable)	Volume, net of contractual price reductions	Operational performance	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$1,060	$982	$78	$28	$158	$(108)	$78
Powertrain Systems	518	470	48	(28)	126	(50)	48
Electronics and Safety	347	327	20	(85)	139	(34)	20
Eliminations and Other	—	—	—	—	—	—	—
Total	$1,925	$1,779	$146	$(85)	$423	$(192)	$146
As noted in the table above, Adjusted Operating Income for the year ended December 31, 2014 as compared to the year ended December 31, 2013 was impacted by volume and contractual price reductions, including product mix, and operational performance improvements, as well as the following items included in Other in the table above:

•	Approximately $41 million of increased depreciation and amortization;

•	$120 million of increased SG&A expenses, primarily related to accruals for incentive compensation, information technology costs and costs for other service providers;

•	The absence of a prior period gain on the disposal of property of approximately $11 million from the sale of a manufacturing site that was closed as a result of Delphi's overall restructuring program.
Consolidated Results of Operations
2013 versus 2012
The results of operations for the years ended December 31, 2013 and 2012 were as follows:

	Year Ended December 31,
	2013		2012		Favorable/ (unfavorable)
	(dollars in millions)
Net sales	$15,051		$14,070		$981
Cost of sales	12,274		11,566		(708)
Gross margin	2,777	18.5%	2,504	17.8%	273
Selling, general and administrative	916		875		(41)
Amortization	97		76		(21)
Restructuring	137		163		26
Operating income	1,627		1,390		237
Interest expense	(143)		(136)		(7)
Other (expense) income, net	(18)		5		(23)
Income from continuing operations before income taxes and equity income	1,466		1,259		207
Income tax expense	(240)		(174)		(66)
Income from continuing operations before equity income	1,226		1,085		141
Equity income, net of tax	15		10		5
Income from continuing operations	1,241		1,095		146
Income from discontinued operations, net of tax	60		65		(5)
Net income	1,301		1,160		141
Net income attributable to noncontrolling interest	89		83		6
Net income attributable to Delphi	$1,212		$1,077		$135

Total Net Sales
Below is a summary of Delphi’s total net sales for the year ended December 31, 2013 versus December 31, 2012.

	Year Ended December 31,			Variance Due To:
	2013	2012	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass-through	Other	Total
	(in millions)			(in millions)
Total net sales	$15,051	$14,070	$981	$175	$96	$(32)	$742	$981
Total net sales for the year ended December 31, 2013 increased 7% compared to the year ended December 31, 2012. We experienced volume growth of 3% for the period as a result of increased sales in North America and Asia Pacific, partially offset by continued OEM production volume reductions in Europe. Overall net sales also increased approximately $742 million as a result of the acquisition of MVL in October 2012, reflected in Other above.

Cost of Sales
Cost of sales is primarily comprised of material, labor, manufacturing overhead, freight, fluctuations in foreign currency exchange rates, product engineering, design and development expenses, depreciation and amortization, warranty costs and other operating expenses. Gross margin is revenue less cost of sales and gross margin percentage is gross margin as a percent of net sales.
Cost of sales increased $708 million for the year ended December 31, 2013 compared to the year ended December 31, 2012, as summarized below. The Company's material cost of sales was approximately 50% of net sales in both the year ended December 31, 2013 and December 31, 2012.

	Year Ended December 31,			Variance Due To:
	2013	2012	Favorable/ (unfavorable)	Volume (a)	FX	Operational performance	Other	Total
	(dollars in millions)			(in millions)
Cost of sales	$12,274	$11,566	$(708)	$(373)	$(84)	$295	$(546)	$(708)
Gross margin	$2,777	$2,504	$273	$(198)	$12	$295	$164	$273
Percentage of net sales	18.5%	17.8%

(a)	Presented net of contractual price reductions for gross margin variance.
The increase in cost of sales reflects increased volumes before contractual price reductions for the period, partially offset by operational performance improvements, and the following items in Other above:

•	Increased costs of approximately $547 million resulting primarily from the acquisition of MVL in October 2012.

•	The absence of a favorable customer settlement related to warranty of $25 million in the prior period.

•	A gain on the disposal of property of approximately $11 million from the sale of a manufacturing site that was closed as a result of Delphi's overall restructuring program.

Selling, General and Administrative Expense

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(dollars in millions)
Selling, general and administrative expense	$916	$875	$(41)
Percentage of net sales	6.1%	6.2%
Selling, general and administrative expense (“SG&A”) includes administrative expenses, information technology costs and incentive compensation related costs, and decreased as a percent of sales during the year ended December 31, 2013 compared to 2012 due to a reduction in accruals for incentive compensation, offset by costs from the acquisition of MVL in October 2012.

Amortization

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Amortization	$97	$76	$(21)
Amortization expense reflects the non-cash charge related to definite-lived intangible assets primarily recognized as part of the Acquisition and resulting from the acquisition of MVL in October 2012. The increase in amortization during the year ended December 31, 2013 compared to 2012 resulted primarily from the acquisition of MVL in October 2012.

Restructuring

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(dollars in millions)
Restructuring	$137	$163	$26
Percentage of net sales	0.9%	1.2%
The decrease in restructuring expense in 2013 as compared to 2012 is due to the initiation of various restructuring actions, primarily in Europe, in the fourth quarter of 2012 which are expected to total approximately $300 million. Additional restructuring programs totaling approximately $75 million were initiated in the first quarter of 2013. These restructuring actions were initiated in response to lower OEM production volumes in Europe and continued economic uncertainties, and include workforce reductions, as well as plant closures.
Refer to Note 10. Restructuring to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Interest Expense

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Interest expense	$143	$136	$(7)
The increase in interest expense for the year ended December 31, 2013 as compared to the year ended December 31, 2012 reflects the issuance of $800 million of 10-year, 5.0% unsecured senior notes in the first quarter of 2013, partially offset by a reduction in interest expense from the repayment of the senior secured Tranche B Term Loan with the proceeds.
Refer to Note 11. Debt, to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Other Income, Net

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Other (expense) income, net	$(18)	$5	$(23)
The decrease in other income, net is a result of Delphi amending its Credit Agreement and repaying the entire balance of the Tranche B Term Loan from the Original Credit Agreement, resulting in a loss on extinguishment of debt of $39 million, partially offset by the absence of transaction costs of $13 million incurred in 2012 related to the acquisition of MVL.

Refer to Note 19. Other income, net and Note 11. Debt to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.

Income Taxes

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Income tax expense	$240	$174	$(66)
The Company’s tax rate is affected by the tax rates in the jurisdictions in which the Company operates, the relative amount of income earned by jurisdiction and the relative amount of losses or income for which no tax benefit or expense was recognized due to a valuation allowance. The Company's geographic income mix was favorably impacted in 2013, as compared to 2012, primarily due to tax planning initiatives.
The effective tax rate was 16% and 14% for the year ended December 31, 2013 and 2012, respectively. The American Taxpayer Relief Act of 2012 was enacted on January 2, 2013, which retroactively reinstated expired tax provisions known as tax extenders including the research and development tax credit. The income tax accounting effect, including any retroactive effect, of a tax law change is accounted for in the period of enactment, which in this case was the first quarter of 2013. As a result, the effective tax rate for the year ended December 31, 2013 was impacted by a tax benefit of approximately $19 million related to the 2012 research and development credit in addition to the 2013 research and development credit. On July 17, 2013, the United Kingdom Finance Bill of 2013 became law as the Finance Act 2013 (the “U.K. Finance Act”). The U.K. Finance Act provides for a reduction to the corporate income tax rate from 23% to 21% effective April 1, 2014, with a further reduction to 20% effective April 1, 2015. The impact of this legislation was recorded as a discrete item during the third quarter of 2013, the period of enactment, and resulted in increased tax expense of approximately $12 million for the year ended December 31, 2013 due to the resultant impact on the net deferred tax asset balances. Additionally, the effective tax rate in the year ended December 31, 2013 was impacted by a reduction in tax reserves of $13 million, partially offset by an increase in withholding taxes due to overall increased earnings and full year inclusion of MVL activity in 2013.
The effective tax rate in the year ended December 31, 2012 was impacted by the release of a $29 million valuation allowance, a favorable tax settlement of $26 million, a $30 million reduction in tax reserves due to resolution of open issues with tax authorities, offset by an increase of $17 million primarily related to uncertain tax positions outside the U.S and an increase of $6 million related to a reduction to the corporate income tax rate in the United Kingdom from 25% to 23%.

Equity Income

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Equity income, net of tax	$15	$10	$5
Equity income, net of tax reflects Delphi’s interest in the results of ongoing operations of entities accounted for as equity-method investments. Equity income increased during the year ended December 31, 2013 as compared to the year ended December 31, 2012 primarily due to improved performance of our Asia Pacific joint ventures.

Income from Discontinued Operations

	Year Ended December 31,
	2013	2012	Favorable/ (unfavorable)
	(in millions)
Income from discontinued operations, net of tax	$60	$65	$(5)
Income from discontinued operations, net of tax reflects the results of the Company's previously reported Thermal Systems segment, which have been reclassified to discontinued operations as a result of the agreement for the sale of this business during the first quarter of 2015. Income from discontinued operations, net of tax decreased during the year ended

December 31, 2013 as compared to the year ended December 31, 2012 primarily due to reduced sales of the Company's Thermal Systems segment in 2013 as compared to 2012.
Refer to Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information regarding the Company's discontinued operations.
Results of Operations by Segment
In the first quarter of 2015, the Company determined that its previously reported Thermal Systems segment met the criteria to be classified as a discontinued operation, which required retrospective application to the balance sheet, statement of operations and cash flow financial information for all periods presented. Refer to Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for further information regarding the Company's discontinued operations. Certain operations, primarily related to contract manufacturing services, which were previously included within the Thermal Systems reporting segment but which are not included in the scope of the planned disposal will be reported in continuing operations, and have been reclassified within the Electronics and Safety segment for all periods presented. Amounts for shared general and administrative operating expenses that were allocated to the Thermal Systems business in prior periods have been re-allocated to the Company's reportable operating segments.
Through December 31, 2013, we evaluated performance based on stand-alone segment Adjusted EBITDA and accounted for inter-segment sales and transfers as if the sales or transfers were to third parties, at current market prices. Our management believed that Adjusted EBITDA was a meaningful measure of performance and it was used by management to analyze Company and stand-alone segment operating performance. Management also used Adjusted EBITDA for planning and forecasting purposes. Effective January 1, 2014, our management began utilizing segment Adjusted Operating Income as the key performance measure of segment income of loss and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of our operating segments. Segment Adjusted Operating Income should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Delphi, which is the most directly comparable financial measure to Adjusted Operating Income that is in accordance with U.S. GAAP. Segment Adjusted Operating Income, as determined and measured by Delphi, should also not be compared to similarly titled measures reported by other companies.
The reconciliation of Adjusted Operating Income to Operating Income includes restructuring, other project and integration costs related to acquisitions and other portfolio transactions and asset impairments. The reconciliation of Adjusted Operating Income to net income attributable to Delphi for the years ended December 31, 2013 and 2012 are as follows:

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2013:
Adjusted operating income	$982	$470	$327	$—	$1,779
Restructuring	(28)	(53)	(56)	—	(137)
Other acquisition & portfolio project costs	(15)	—	—	—	(15)
Operating income	$939	$417	$271	$—	1,627
Interest expense					(143)
Other expense, net					(18)
Income from continuing operations before income taxes and equity income					1,466
Income tax expense					(240)
Equity income, net of tax					15
Income from continuing operations					1,241
Income from discontinued operations, net of tax					60
Net income					1,301
Net income attributable to noncontrolling interest					89
Net income attributable to Delphi					$1,212

	Electrical/ Electronic Architecture	Powertrain Systems	Electronics and Safety	Eliminations and Other	Total
	(in millions)
For the Year Ended December 31, 2012:
Adjusted operating income	$761	$525	$291	$—	$1,577
Restructuring	(49)	(25)	(89)	—	(163)
Other acquisition & portfolio project costs	(9)	—	—	—	(9)
Asset impairments	—	—	(15)	—	(15)
Operating income	$703	$500	$187	$—	1,390
Interest expense					(136)
Other income, net					5
Income from continuing operations before income taxes and equity income					1,259
Income tax expense					(174)
Equity income, net of tax					10
Income from continuing operations					1,095
Income from discontinued operations, net of tax					65
Net income					1,160
Net income attributable to noncontrolling interest					83
Net income attributable to Delphi					$1,077
Net sales, gross margin as a percentage of net sales and Adjusted Operating Income by segment for the years ended December 31, 2013 and 2012 are as follows:
Net Sales by Segment

	Year Ended December 31,			Variance Due To:
	2013	2012	Favorable/ (unfavorable)	Volume, net of contractual price reductions	FX	Commodity pass-through	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$7,972	$6,815	$1,157	$429	$19	$(32)	$741	$1,157
Powertrain Systems	4,392	4,631	(239)	(286)	41	—	6	(239)
Electronics and Safety	2,878	2,813	65	22	39	—	4	65
Eliminations and Other	(191)	(189)	(2)	10	(3)	—	(9)	(2)
Total	$15,051	$14,070	$981	$175	$96	$(32)	$742	$981
Included in Other above are increased sales of approximately $742 million as a result of the acquisition of MVL in October 2012.

Gross Margin Percentage by Segment

	Year Ended December 31,
	2013	2012
Electrical/Electronic Architecture	18.3%	16.9%
Powertrain Systems	18.7%	19.2%
Electronics and Safety	17.3%	16.4%
Eliminations and Other	—%	—%
Total	18.5%	17.8%

Adjusted Operating Income by Segment

	Year Ended December 31,			Variance Due To:
	2013	2012	Favorable/ (unfavorable)	Volume, net of contractual price reductions	Operational performance	Other	Total
	(in millions)			(in millions)
Electrical/Electronic Architecture	$982	$761	$221	$41	$94	$86	$221
Powertrain Systems	470	525	(55)	(164)	109	—	(55)
Electronics and Safety	327	291	36	(68)	93	11	36
Eliminations and Other	—	—	—	1	—	(1)	—
Total	$1,779	$1,577	$202	$(190)	$296	$96	$202
As noted in the table above, Adjusted Operating Income for the year ended December 31, 2013 as compared to the year ended December 31, 2012 was impacted by volume and contractual price reductions, including product mix and operational performance improvements, as well as the following items included in Other in the table above:

•	$7 million of increase due to fluctuations in foreign currency exchange rates;

•	$135 million of increase due to the October 2012 MVL acquisition;

•
A gain on the disposal of property of approximately $11 million resulting from the sale of a manufacturing site that was closed as a result of Delphi's overall restructuring program, partially offset by;

•	Approximately $54 million of increased depreciation and amortization;

•	The absence of a favorable customer settlement related to warranty of $25 million in the prior period.
Liquidity and Capital Resources
Overview of Capital Structure
Our liquidity requirements are primarily to fund our business operations, including capital expenditures and working capital requirements, as well as to fund debt service requirements, operational restructuring activities and dividends on share capital. Our primary sources of liquidity are cash flows from operations, our existing cash balance, and as necessary, borrowings under available credit facilities. To the extent we generate discretionary cash flow we may consider using this additional cash flow for optional prepayments of existing indebtedness, strategic acquisitions, additional share repurchases, and/or general corporate purposes. We will also continually explore ways to enhance our capital structure.
As of December 31, 2014, we had cash and cash equivalents of $0.9 billion and net debt (defined as outstanding debt less cash and cash equivalents) of $1.6 billion. We also have access to additional liquidity pursuant to the terms of the $1.5 billion Revolving Credit Facility and the €350 million committed European accounts receivable factoring facility described below. We expect existing cash, available liquidity and cash flows from operations to continue to be sufficient to fund our global operating activities, including restructuring payments, any mandatory payments required under the Credit Agreement as described below, dividends on ordinary shares and capital expenditures. We also continue to expect to be able to move funds between different countries to manage our global liquidity needs without material adverse tax implications, subject to current monetary policies and to the terms of the Credit Agreement. While a substantial portion of our operating income is generated by our non-U.S. subsidiaries, we utilize a combination of strategies, including dividends, cash pooling arrangements, intercompany loan repayments and other distributions and advances to provide the funds necessary to meet our global liquidity needs. If additional non-U.S. cash was needed for our U.S. operations, we would be required to accrue and pay U.S. taxes to repatriate such funds; however, based on our current liquidity needs and repatriation strategies, we do not anticipate a need to repatriate such additional amounts. Additionally, the Company is a U.K. resident taxpayer and as such is not generally subject to U.K. tax on remitted foreign earnings. As a result, we do not anticipate foreign earnings would be subject to a 35% tax rate upon repatriation to the U.K., as is the case when U.S. based companies repatriate earnings to the U.S. For further information regarding undistributed earnings of our non-U.S. subsidiaries, see Note 14. Income Taxes to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K.
Based on these factors, we believe we possess sufficient liquidity to fund our global operations and capital investments in 2015 and beyond.

Share Repurchases
In January 2012, the Board of Directors authorized a share repurchase program of up to $300 million of ordinary shares, which was fully satisfied in September 2012. Subsequently, in September 2012, the Board of Directors authorized a share repurchase program of up to $750 million of ordinary shares, which was fully satisfied in April 2014. In January 2014, the Board of Directors authorized a share repurchase program of up to $1 billion of ordinary shares. This share repurchase program provides for share repurchases in the open market or in privately negotiated transactions, depending on share price, market conditions and other factors, as determined by the Company. This program commenced following the completion of the Company's September 2012 share repurchase program in April 2014.
A summary of the ordinary shares repurchased during the years ended December 31, 2014 and 2013 is as follows:

	Year Ended December 31,
	2014	2013	2012
Total number of shares repurchased	15,041,713	9,106,434	13,421,742
Average price paid per share	$68.05	$50.14	$30.02
Total (in millions)	$1,024	$457	$403
As of December 31, 2014, approximately $166 million of share repurchases remained available under the authorized share repurchase programs. During the period from January 1, 2015 to February 5, 2015, the Company repurchased an additional $104 million worth of shares pursuant to a trading plan with set trading instructions established by the Company. As a result, approximately $62 million of share repurchases remain available under the January 2014 share repurchase program. All repurchased shares were retired.
New Share Repurchase Program
In January of 2015, the Board of Directors authorized a new share repurchase program of up to $1.5 billion of ordinary shares. This share repurchase program provides for share purchases in the open market or in privately negotiated transactions, depending on share price, market conditions and other factors, as determined by the Company. This program will commence following the completion of the January 2014 share repurchase program described above.
Dividends to Holders of Ordinary Shares
On February 26, 2013, the Board of Directors approved the initiation of dividend payments on the Company's ordinary shares and declared a regular quarterly cash dividend. In January 2014, the Board of Directors increased the annual dividend rate from $0.68 to $1.00 per ordinary share. The Company declared and paid cash dividends per common share during the periods presented as follows:

	Dividend	Amount
	Per Share	(in millions)
2014:
Fourth quarter	$0.25	$73
Third quarter	0.25	75
Second quarter	0.25	76
First quarter	0.25	77
Total	$1.00	$301
2013:
Fourth quarter	$0.17	$52
Third quarter	0.17	53
Second quarter	0.17	53
First quarter	0.17	53
Total	$0.68	$211
In addition, in January 2015, the Board of Directors declared a regular quarterly cash dividend of $0.25 per ordinary share, payable on February 27, 2015 to shareholders of record at the close of business on February 18, 2015.

Dividends from Equity Investees
During the year ended December 31, 2014, Delphi received dividends of $10 million from its equity method investment in Korea Delphi Automotive Systems Corporation ("KDAC"), a Korean unconsolidated joint venture which has been reclassified to discontinued operations, as further described in Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K. During the year ended December 31, 2013, Delphi received dividends of $9 million from KDAC and $21 million from another of its equity method investments. The dividends were recognized as a reduction to the investment and represented a return on investment included in cash flows from operating activities from discontinued operations and continuing operations, respectively.
Acquisitions
On October 1, 2014, Delphi acquired 100% of the equity interests of Unwired Holdings, Inc. ("Unwired"), a media connectivity module supplier to the global automotive industry, for $190 million, net of approximately $19 million for acquired cash, excess net working capital and certain tax benefits, which are subject to certain post-closing adjustments. The acquisition was accounted for as a business combination, with the operating results of Unwired included within the Company's Electrical/Electronic Architecture segment from the date of acquisition. The Company acquired Unwired utilizing cash on hand.
On October 31, 2014, Delphi acquired 100% of the share capital of Antaya Technologies Corporation ("Antaya"), a leading manufacturer of on-glass connectors to the global automotive industry, for approximately $140 million, with an additional cash payment of up to $40 million due upon the achievement of certain financial performance metrics over a future 3-year period beginning at the time the acquisition is closed. The acquisition was accounted for as a business combination, with the operating results of Antaya included within the Company's Electrical/Electronic Architecture segment from the date of acquisition. The Company acquired Antaya utilizing cash on hand.
Acquisition of Motorized Vehicles Division of FCI
On October 26, 2012, Delphi completed the acquisition of MVL for €765 million, or approximately $1 billion based on exchange rates as of the date of the acquisition. MVL is a leading global manufacturer of automotive connection systems with a focus on high-value, leading technology applications.
Upon completing the acquisition, Delphi incurred related transaction expenses totaling approximately $13 million. The cash payments required to close the transaction were funded using existing cash on hand, including $363 million drawn in October 2012 under the Credit Agreement.
The acquisition was accounted for as a business combination, with the purchase price allocated on a preliminary basis using information available, in the fourth quarter of 2012. The purchase price and related allocation were finalized in the three months ended March 31, 2013. The operating results of MVL are reported within the Electrical/Electronic Architecture segment from the date of acquisition.
Subsequent to announcing the transaction, in June 2012, the Company entered into €250 million of option contracts to hedge a portion of the currency risk associated with the cash payment for the planned acquisition of MVL at a cost of $9 million. The options were unable to qualify as hedges for accounting purposes, and therefore, changes in the fair value of the options were recognized in other income (expense), net. In the year ended December 31, 2012, the change in fair value resulted in a $3 million loss. Subsequently, and in conjunction with the closing of the acquisition, the options were sold in October 2012 for $6 million.
Divestiture of Thermal Systems
In the first quarter of 2015, the Company entered into a definitive agreement for the sale of substantially all of the assets and liabilities of the Company's wholly-owned Thermal Systems business to MAHLE for approximately $727 million, subject to certain closing adjustments. The sale is expected to close in the third quarter of 2015, subject to customary regulatory and other approvals, and the Company expects to receive proceeds of approximately $670 million and to recognize an after-tax gain on the divestiture of over $300 million. Proceeds from the sale will be used to fund future growth initiatives, including acquisitions, as well as share repurchases. The Company also committed to a plan to dispose of its interests in two joint ventures which were previously reported within the Thermal Systems segment. Accordingly, the Company has determined that the Thermal Systems business met the criteria to be classified as a discontinued operation as of March 31, 2015. Refer to Note 25. Discontinued Operations to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for further disclosure related to the Company's discontinued operations. The disposal of the Thermal Systems business is not expected to have a material impact on our liquidity or capital resources, and we do not anticipate significant continuing involvement with the divested Thermal Systems business following the closing of the transactions.

Credit Agreement
In March 2011, in conjunction with the redemption of membership interests from Class A and Class C membership interest holders, Delphi Corporation (the "Issuer") entered into a credit agreement with JPMorgan Chase Bank, N.A., as lead arranger and administrative agent (the “Original Credit Agreement”), which provided for $3.0 billion in senior secured credit facilities consisting of term loans (as subsequently amended from time to time, the “Tranche A Term Loan” and the “Tranche B Term Loan,” respectively) and a revolving credit facility (as subsequently amended from time to time, the “Revolving Credit Facility”). The Original Credit Agreement was amended and restated on each of May 17, 2011 (the “May 2011 Credit Agreement”), September 14, 2012 (the “2012 Credit Agreement”) and March 1, 2013 (the Original Credit Agreement and each amendment and restatement of the Original Credit Agreement are individually and collectively referred to herein as the “Credit Agreement”). The May 2011 Credit Agreement, which was entered into simultaneously with the issuance of senior unsecured notes in the amount of $1 billion (as more fully described below), reduced the total size of the senior secured credit facilities to $2.4 billion. Under the 2012 Credit Agreement, the Company increased the Revolving Credit Facility to $1.3 billion and the Tranche A Term Loan to $574 million and used the incremental proceeds to pay a portion of the cost of acquiring MVL. On March 1, 2013, following the unsecured note issuance in February 2013 (as more fully described below), the Tranche B Term Loan was fully repaid, the Tranche A Term Loan was increased to $575 million, the Revolving Credit Facility was increased to $1.5 billion, and the terms of the Tranche A Term Loan and the Revolving Credit Facility were extended to March 1, 2018. The March 31, 2013 amendments resulted in the recognition of a loss on debt extinguishment of $39 million during the year ended December 31, 2013. Approximately $14 million in issuance costs were paid in conjunction with the March 2013 amendment. In conjunction with an unsecured note issuance in March 2014 (as more fully described below), Delphi repaid a portion of its indebtedness on the Tranche A Term Loan, which resulted in the recognition of a loss on debt extinguishment related to this repayment of approximately $1 million during the year ended December 31, 2014.
Unamortized debt issuance costs associated with the Tranche A Term Loan and Revolving Credit Facility of $19 million are being amortized over the term of the Credit Agreement, as extended pursuant to the March 1, 2013 amendment. At December 31, 2014, the Revolving Credit Facility was undrawn and Delphi had approximately $12 million in letters of credit issued under the Credit Agreement. The maximum amount drawn under the Revolving Credit Facility during the year ended December 31, 2014 to manage intra-month working capital needs was $85 million. Letters of credit issued under the Credit Agreement reduce availability under the Revolving Credit Facility.
Loans under the Credit Agreement bear interest, at Delphi Corporation’s option, at either (a) the Administrative Agent’s Alternate Base Rate (“ABR” as defined in the Credit Agreement) or (b) the London Interbank Offered Rate (the “Adjusted LIBO Rate” as defined in the Credit Agreement) (“LIBOR”) plus in either case a percentage per annum as set forth in the table below (the “Applicable Rate”). The Applicable Rates under the Credit Agreement on the specified dates are set forth below:

	December 31, 2014		December 31, 2013
	LIBOR plus	ABR plus	LIBOR plus	ABR plus
Revolving Credit Facility	1.00%	0.25%	1.25%	0.25%
Tranche A Term Loan	1.00%	0.25%	1.25%	0.25%
The Applicable Rate under the Credit Agreement may increase or decrease from time to time based on changes in credit ratings with the minimum interest level of 0.00% and maximum level of 2.25%. Accordingly, the interest rate will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in our corporate credit ratings. The Credit Agreement also requires that the Issuer pay certain commitment fees on the unused portion of the Revolving Credit Facility and certain letter of credit issuance and fronting fees.
The interest rate period with respect to LIBOR interest rate options can be set at one-, two-, three- or six-months as selected by the Issuer in accordance with the terms of the Credit Agreement (or other period as may be agreed by the applicable lenders), but payable no less than quarterly. The Issuer may elect to change the selected interest rate in accordance with the provisions of the Credit Agreement. As of December 31, 2014, the Issuer selected the one-month LIBOR interest rate option, as detailed in the table below, and the amounts outstanding, and rates effective as of December 31, 2014 were based on Delphi’s current credit rating and the Applicable Rate for the Credit Agreement:

		Borrowings as of
		December 31, 2014	Rates effective as of
	LIBOR plus	(in millions)	December 31, 2014
Revolving Credit Facility	1.00%	$—	—%
Tranche A Term Loan	1.00%	400	1.1875%

The Issuer was obligated to make quarterly principal payments throughout the term of the Tranche A Term Loan according to the amortization schedule in the Credit Agreement. In conjunction with the partial repayment of the Tranche A Term Loan during the year ended December 31, 2014, all principal payment obligations have been satisfied through March 1, 2018. Borrowings under the Credit Agreement are prepayable at the Issuer's option without premium or penalty. The Credit Agreement also contains certain mandatory prepayment provisions in the event the Company receives net cash proceeds from any asset sale or casualty event. No mandatory prepayments under these provisions have been made or are due through December 31, 2014.
The Credit Agreement contains certain covenants that limit, among other things, the Company’s (and the Company’s subsidiaries’) ability to incur additional indebtedness or liens, to dispose of assets, to make certain investments, to prepay certain indebtedness and to pay dividends, or to make other distributions or redemptions/repurchases, in respect of the Company’s equity interests. In addition, the Credit Agreement requires that the Company maintain a consolidated leverage ratio (the ratio of Consolidated Total Indebtedness to Consolidated EBITDA, each as defined in the Credit Agreement) of less than 2.75 to 1.0. The Credit Agreement also contains events of default customary for financings of this type. The Company was in compliance with the Credit Agreement covenants as of December 31, 2014. In the first quarter of 2014, the Company satisfied credit rating-related conditions to the suspension of many of the restrictive covenants and the mandatory prepayment provisions relating to asset sales and casualty events discussed above. Such covenants and prepayment obligations are required to be reinstated if the applicable credit rating criteria are no longer satisfied.
As of December 31, 2014, all obligations under the Credit Agreement are borrowed by Delphi Corporation and jointly and severally guaranteed by its direct and indirect parent companies, subject to certain exceptions set forth in the Credit Agreement.
Prior to the first quarter of 2014, certain of Delphi Automotive PLC’s direct and indirect subsidiaries, which are directly or indirectly 100% owned by Delphi Automotive PLC, fully and unconditionally guaranteed all obligations under the Credit Agreement. In addition, all obligations under the Credit Agreement, including the guarantees of those obligations, were originally secured by certain assets of Delphi Corporation and the guarantors, including substantially all of the assets of Delphi Automotive PLC, and its U.S. subsidiaries, and certain assets of Delphi Corporation’s direct and indirect parent companies. All guarantees of Delphi Corporation's subsidiaries and all then-existing security interests were released during the first quarter of 2014 when the Company satisfied certain credit rating-related and other conditions under the terms of the Credit Agreement. Such security interests and subsidiary guarantees may be reinstated at the election of the lenders if the applicable credit rating criteria are no longer satisfied.
Senior Notes
On May 17, 2011, Delphi Corporation issued $500 million of 5.875% senior unsecured notes due 2019 (the "5.875% Senior Notes") and $500 million of 6.125% senior unsecured notes due 2021 (the “6.125% Senior Notes”) (collectively, the "2011 Senior Notes") in a transaction exempt from registration under Rule 144A and Regulation S of the Securities Act of 1933 (the “Securities Act”). Delphi paid approximately $23 million of debt issuance costs in connection with the 2011 Senior Notes. The net proceeds of approximately $1 billion as well as cash on hand were used to pay down amounts outstanding under the Original Credit Agreement. In May 2012, Delphi Corporation completed a registered exchange offer for all of the 2011 Senior Notes. No proceeds were received by Delphi Corporation as a result of the exchange. In March 2014, Delphi redeemed for cash the entire $500 million aggregate principal amount outstanding of the 5.875% Senior Notes. The redemption was financed by a portion of the proceeds received from the issuance of the 2014 Senior Notes, as defined below. As a result of the redemption of the 5.875% Senior Notes, Delphi recognized a loss on debt extinguishment of approximately $33 million during the year ended December 31, 2014.
Interest on the outstanding 2011 Senior Notes is payable semi-annually on May 15 and November 15 of each year to holders of record at the close of business on May 1 or November 1 immediately preceding the interest payment date.
On February 14, 2013, Delphi Corporation issued $800 million of 5.00% senior unsecured notes due 2023 (the “2013 Senior Notes”) in a transaction registered under the Securities Act. The proceeds were primarily utilized to prepay our term loan indebtedness under the Credit Agreement. Delphi paid approximately $12 million of issuance costs in connection with the 2013 Senior Notes. Interest is payable semi-annually on February 15 and August 15 of each year to holders of record at the close of business on February 1 or August 1 immediately preceding the interest payment date.
On March 3, 2014, Delphi Corporation issued $700 million in aggregate principal amount of 4.15% senior unsecured notes due 2024 (the "2014 Senior Notes") in a transaction registered under the Securities Act. The 2014 Senior Notes were priced at 99.649% of par, resulting in a yield to maturity of 4.193%. The proceeds were primarily utilized to redeem the 5.875% Senior Notes and to repay a portion of the Tranche A Term Loan. Delphi paid approximately $6 million of issuance costs in connection with the 2014 Senior Notes. Interest is payable semi-annually on March 15 and September 15 of each year to holders of record at the close of business on March 1 or September 1 immediately preceding the interest payment date.

Although the specific terms of each indenture governing each series of senior notes vary, the indentures contain certain restrictive covenants, including with respect to Delphi’s (and Delphi’s subsidiaries) ability to incur liens, enter into sale and leaseback transactions and merge with or into other entities. As of December 31, 2014, the Company was in compliance with the provisions of all series of the outstanding senior notes.
All series of senior notes are fully and unconditionally guaranteed, jointly and severally, by Delphi Automotive PLC and by certain of Delphi Corporation's direct and indirect parent companies, subject to customary release provisions (other than in the case of Delphi Automotive PLC). Prior to the first quarter of 2014, certain of Delphi Corporation's direct and indirect subsidiaries, which were directly or indirectly 100% owned by Delphi Automotive PLC, fully and unconditionally guaranteed all series of senior notes then outstanding; however, all Delphi Corporation subsidiary guarantees were released during the first quarter of 2014 because such guarantors no longer guaranteed the Credit Agreement.
Other Financing
Receivable factoring—Various accounts receivable factoring facilities are maintained in Europe and are accounted for as short-term debt. These uncommitted factoring facilities are available through various financial institutions. Additionally, in 2013 Delphi entered into a new accounts receivable factoring agreement in Europe to replace and consolidate current European factoring facilities. The new agreement is a €350 million committed facility and borrowings under the new program are subject to the availability of eligible accounts receivable. As of December 31, 2014 and December 31, 2013, $0 million and $1 million, respectively, were outstanding under these European accounts receivable factoring facilities. Collateral is not generally required related to these trade accounts receivable. In addition, during the year ended December 31, 2014 one of the Company’s European subsidiaries factored, without recourse, receivables related to certain foreign research tax credits to a financial institution. This transaction was accounted for as a true sale of the receivables, and the Company therefore derecognized approximately $73 million from Other current assets in the consolidated balance sheet as of December 31, 2014. Expenses of approximately $2 million incurred in conjunction with this transaction were recorded to Interest expense during the year ended December 31, 2014.
Capital leases and other—As of December 31, 2014 and December 31, 2013, approximately $53 million and approximately $47 million, respectively, of other debt issued by certain non-U.S. subsidiaries and capital lease obligations were outstanding.
Government programs—Delphi commonly seeks manufacturing development and financial assistance incentive programs that may be awarded by government entities. Delphi has numerous technology and manufacturing development programs that are competitively awarded from agencies of the U.S. Federal Government. These U.S. based programs are from the U.S. Department of Transportation (“DOT”), the U.S. Department of Energy (“DOE”), and the U.S. Department of Defense (“DoD”). We received approximately $6 million from these Federal agencies in the year ended December 31, 2014 for work performed. These programs supplement our internal research and development funds and directly support our product focus of Safe, Green and Connected. We continue to pursue many technology development programs by bidding on competitively procured programs from DOT, DOE and DoD. Some of these programs were bid with us being the lead or “Prime Contractor”, and some were bid with us as a “Subrecipient” to the Prime Contractor. Including amounts attributable to discontinued operations, for the year ended December 31, 2014, Delphi was awarded five new programs with over $23 million of U.S. Government funds that will be received over the next 48 months.
Additionally, during the year ended December 31, 2013, we received approximately $27 million of capital spending reimbursements related to specific capital spending initiatives which added manufacturing equipment capacity and employees to Delphi facilities located in Eastern Europe.
Contractual Commitments
The following table summarizes our expected cash outflows resulting from financial contracts and commitments as of December 31, 2014, including those attributable to discontinued operations. We have not included information on our recurring purchases of materials for use in our manufacturing operations. These amounts are generally consistent from year to year, closely reflect our levels of production, and are not long-term in nature. The amounts below exclude as of December 31, 2014, the gross liability for uncertain tax positions of $57 million related to the items below. We do not expect a significant payment related to these obligations to be made within the next twelve months. We are not able to provide a reasonably reliable estimate of the timing of future payments relating to the non-current portion of obligations associated with uncertain tax positions. For more information, refer to Note 14. Income Taxes to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K.

	Payments due by Period
	Total	2015	2016 & 2017	2018 & 2019	Thereafter
	(in millions)
Debt and capital lease obligations (excluding interest)	$2,453	$34	$15	$402	$2,002
Estimated interest costs related to debt and capital lease obligations	909	113	242	206	348
Operating lease obligations	406	101	159	96	50
Contractual commitments for capital expenditures (1)	224	224	—	—	—
Other contractual purchase commitments, including information technology	427	173	170	57	27
Total	$4,419	$645	$586	$761	$2,427

(1)	Includes $68 million of expected cash outflows related to the Company's Thermal Systems segment, which has been classified as a discontinued operation.
In addition to the obligations discussed above, certain of our non-U.S. subsidiaries sponsor defined benefit pension plans, some of which are funded. We have minimum funding requirements with respect to certain of our pension obligations and may periodically elect to make discretionary contributions to the plans in support of risk management initiatives. We will also have payments due with respect to our other postretirement benefit obligations. We do not fund our other postretirement benefit obligations and payments are made as costs are incurred by covered retirees. Refer to Note 12. Pension Benefits to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional detail regarding our expected contributions to our pension plans and expected distributions to participants in future periods.
Capital Expenditures
Supplier selection in the auto industry is generally finalized several years prior to the start of production of the vehicle. Therefore, current capital expenditures are based on customer commitments entered into previously, generally several years ago when the customer contract was awarded. As of December 31, 2014, we had approximately $224 million in outstanding cancellable and non-cancellable capital commitments, including those attributable to discontinued operations. Capital expenditures by operating segment and geographic region for the periods presented were:

	Year Ended December 31,
	2014	2013	2012
	(in millions)
Electrical/Electronic Architecture	$326	$293	$238
Powertrain Systems	315	224	304
Electronics and Safety	89	64	66
Eliminations and Other	49	24	34
Total capital expenditures	$779	$605	$642
North America	$214	$183	$181
Europe, Middle East & Africa	290	250	296
Asia Pacific	253	152	138
South America	22	20	27
Total capital expenditures	$779	$605	$642
Cash Flows
Intra-month cash flow cycles vary by region, but in general we are users of cash through the first half of a typical month and we generate cash during the latter half of a typical month. Due to this cycle of cash flows, we may utilize short-term financing, including our Revolving Credit Facility and European accounts receivable factoring facility, to manage our intra-month working capital needs. Our cash balance typically peaks at month end.
We utilize a combination of strategies, including dividends, cash pooling arrangements, intercompany loan structures and other distributions and advances to provide the funds necessary to meet our global liquidity needs. We have established a global cash pooling arrangement to consolidate and manage our global cash balances, which has also increased our ability to efficiently move cash into and out of a number of the countries in which we operate, including China as a result of recent financial deregulation in the Shanghai Pilot Free Trade Zone.

Operating activities—Net cash provided by operating activities from continuing operations totaled $2,045 million and $1,656 million for the year ended December 31, 2014 and 2013, respectively. The $389 million increase primarily reflects increased earnings during 2014. Cash flow from operating activities from continuing operations for the year ended December 31, 2014 consisted primarily of net earnings from continuing operations of $1,380 million increased by $662 million for non-cash charges for depreciation and amortization, pension and other postretirement benefit expenses and extinguishment of debt, partially offset by $54 million related to changes in operating assets and liabilities, net of restructuring and pension contributions. Cash flow from operating activities from continuing operations for the year ended December 31, 2013 consisted primarily of net earnings from continuing operations of $1,241 million increased by $618 million for non-cash charges for depreciation and amortization, pension and other postretirement benefit expenses and extinguishment of debt, partially offset by $208 million related to changes in operating assets and liabilities, net of restructuring and pension contributions.
Net cash provided by operating activities from continuing operations totaled $1,412 million for the year ended December 31, 2012, which consisted of net earnings from continuing operations of $1,095 million increased by $512 million for non-cash charges for depreciation and amortization, pension and other postretirement benefit expenses and extinguishment of debt, partially offset by $178 million related to changes in operating assets and liabilities, net of restructuring and pension contributions.
Investing activities—Net cash used in investing activities from continuing operations totaled $1,112 million and $577 million for the year ended December 31, 2014 and 2013, respectively. The increase is primarily attributable to the cost of the 2014 acquisitions of Unwired and Antaya, as well as $174 million of increased capital expenditures.
Net cash used in investing activities from continuing operations totaled $1,568 million for the year ended December 31, 2012 which resulted primarily from capital expenditures of $642 million and the cost of business and technology acquisitions, net of cash acquired of $980 million, primarily related to the 2012 MVL acquisition.
Financing activities—Net cash used in financing activities totaled $1,398 million and $822 million for the year ended December 31, 2014 and 2013, respectively. The increase in net cash used in financing activities during the year ended December 31, 2014 is primarily due to the use of an incremental $567 million of cash on hand in 2014 as compared to 2013 to repurchase ordinary shares and the increase of $90 million in cash dividends paid on Delphi's ordinary shares. Additionally, the net proceeds of approximately $691 million received from the issuance of the 2014 Senior Notes were primarily used to redeem the 5.875% Senior Notes and to repay a portion of the Tranche A Term Loan. In the year ended December 31, 2013, the net proceeds of approximately $790 million received from the issuance of the 2013 Senior Notes were used in conjunction with the amendment of the 2012 Credit Agreement to pay off in its entirety the $773 million of the Tranche B Term Loan.
Net cash used in financing activities totaled $105 million for the year ended December 31, 2012, which resulted primarily from the repurchase of ordinary shares of $403 million, partially offset by proceeds from issuance of senior secured term loans, net of issuance costs of $358 million.
Off-Balance Sheet Arrangements and Other Matters
We do not engage in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Pension Benefits
Certain of our non-U.S. subsidiaries sponsor defined benefit pension plans, which generally provide benefits based on negotiated amounts for each year of service. Our primary non-U.S. plans are located in France, Germany, Mexico, Portugal and the United Kingdom ("U.K."). The U.K. and certain Mexican plans are funded. In addition, we have defined benefit plans in South Korea, Turkey and Italy for which amounts are payable to employees immediately upon separation. The obligations for these plans are recorded over the requisite service period. We anticipate making pension contributions of approximately $81 million for non-U.S. plans in 2015, including amounts attributable to discontinued operations.
Delphi sponsors a Supplemental Executive Retirement Program (“SERP”) for those employees who were U.S. executives of DPHH prior to September 30, 2008 and were still U.S. executives of Delphi on October 7, 2009, the effective date of the program. This program is unfunded. Executives receive benefits over 5 years after an involuntary or voluntary separation from Delphi. The SERP is closed to new members and was frozen effective September 30, 2008. There are no required contributions for the SERP in 2014, although we anticipate making benefit payments of approximately $9 million for the SERP in 2015.
Refer to Note 12. Pension Benefits to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for further information on (1) historical benefit costs of the pension plans, (2) the principal assumptions used to determine the pension benefit expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans, (3) a sensitivity analysis of potential changes to pension obligations and expense that would result from changes in key assumptions and (4) funding obligations.

Environmental Matters
We are subject to the requirements of U.S. federal, state and local, and non-U.S., environmental and safety and health laws and regulations. These include laws regulating air emissions, water discharge, hazardous materials and waste management. We have an environmental management structure designed to facilitate and support our compliance with these requirements globally. Although it is our intent to comply with all such requirements and regulations, we cannot provide assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, we cannot assure that environmental requirements will not change or become more stringent over time or that our eventual environmental remediation costs and liabilities will not be material.
Certain environmental laws assess liability on current or previous owners or operators of real property for the cost of removal or remediation of hazardous substances. In addition to clean-up actions brought by U.S. federal, state, local and non-U.S. agencies, plaintiffs could raise personal injury or other private claims due to the presence of hazardous substances on or from a property. We are currently in the process of investigating and cleaning up some of our current or former sites. In addition, there may be soil or groundwater contamination at several of our properties resulting from historical, ongoing or nearby activities.
As of December 31, 2014 and 2013, the undiscounted reserve for environmental investigation and remediation was approximately $5 million (of which $1 million was recorded in accrued liabilities and $4 million was recorded in other long-term liabilities) and $6 million (of which $2 million was recorded in accrued liabilities and $4 million was recorded in other long-term liabilities). Additionally, approximately $16 million and $15 million as of December 31, 2014, and December 31, 2013, respectively, of undiscounted reserve for environmental investigation and remediation attributable to discontinued operations was included within liabilities held for sale. Delphi cannot ensure that environmental requirements will not change or become more stringent over time or that its eventual environmental remediation costs and liabilities will not exceed the amount of its current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, Delphi’s results of operations could be materially affected.
Legal Proceedings
For a description of our legal proceedings, see Item 3. Legal Proceedings and Note 13. Commitments and Contingencies to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K.
Significant Accounting Policies and Critical Accounting Estimates
Our significant accounting policies are described in Note 2. Significant Accounting Policies to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K. Certain of our accounting policies require the application of significant judgment by management in selecting the appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, terms of existing contracts, our evaluation of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.
We consider an accounting estimate to be critical if:

•	It requires us to make assumptions about matters that were uncertain at the time we were making the estimate, and

•	Changes in the estimate or different estimates that we could have selected would have had a material impact on our financial condition or results of operations.
Acquisitions
In accordance with accounting guidance for the provisions in FASB ASC 805, Business Combinations, we allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. In addition, an acquisition may include a contingent consideration component, such as in our acquisition of Antaya. The fair value of the contingent consideration is estimated as of the date of the acquisition and is recorded as part of the purchase price. This estimate is updated in future periods and any changes in the estimate, which are not considered an adjustment to the purchase price, are recorded in our consolidated statements of operations.
We use all available information to estimate fair values. We typically engage outside appraisal firms to assist in the fair value determination of identifiable intangible assets and any other significant assets or liabilities. We adjust the preliminary purchase price allocation, as necessary, up to one year after the acquisition closing date as we obtain more information regarding asset valuations and liabilities assumed.
Our purchase price allocation methodology contains uncertainties because it requires management to make assumptions and to apply judgment to estimate the fair value of acquired assets and liabilities. Management estimates the fair value of assets and liabilities based upon quoted market prices, the carrying value of the acquired assets and widely accepted valuation techniques, including discounted cash flows and market multiple analyses. Unanticipated events or circumstances may occur which could affect the accuracy of our fair value estimates, including assumptions regarding industry economic factors and business strategies.
Other estimates used in determining fair value include, but are not limited to, future cash flows or income related to intangibles, market rate assumptions, actuarial assumptions for benefit plans and appropriate discount rates. Our estimates of fair value are based upon assumptions believed to be reasonable, but that are inherently uncertain, and therefore, may not be realized. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.
Warranty Obligations & Product Recall Costs
Estimating warranty obligations requires us to forecast the resolution of existing claims and expected future claims on products sold. We base our estimate on historical trends of units sold and payment amounts, combined with our current understanding of the status of existing claims and discussions with our customers. The key factors which impact our estimates are (1) the stated or implied warranty period; (2) OEM source; (3) OEM policy decisions regarding warranty claims; and (4) OEMs seeking to hold suppliers responsible for product warranties. These estimates are re-evaluated on an ongoing basis. Actual warranty obligations could differ from the amounts estimated requiring adjustments to existing reserves in future periods. Due to the uncertainty and potential volatility of the factors contributing to developing these estimates, changes in our assumptions could materially affect our results of operations.
In addition to our ordinary warranty provisions with customers, we are also at risk for product recall costs, which are costs incurred when a customer or the Company recalls a product through a formal campaign soliciting return of that product. In addition, the National Highway Traffic Safety Administration ("NHTSA") has the authority, under certain circumstances, to require recalls to remedy safety concerns. Product recall costs typically include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part. The Company accrues for costs related to product recalls as part of our warranty accrual at the time an obligation becomes probable and can be reasonably estimated. Actual costs incurred could differ from the amounts estimated, requiring adjustments to these reserves in future periods. It is possible that changes in our assumptions or future product recall issues could materially affect our financial position, results of operations or cash flows.
Legal and Other Contingencies
We are involved from time to time in various legal proceedings and claims, including commercial or contractual disputes, product liability claims, government investigations, product warranties and environmental and other matters, that arise in the normal course of business. We routinely assess the likelihood of any adverse judgments or outcomes related to these matters, as well as ranges of probable losses, by consulting with internal personnel involved with such matters as well as with outside legal counsel handling such matters. We have accrued for estimated losses for those matters where we believe that the likelihood of a loss has occurred, is probable and the amount of the loss is reasonably estimable. The determination of the amount of such reserves is based on knowledge and experience with regard to past and current matters and consultation with internal personnel involved with such matters and with outside legal counsel handling such matters. The amount of such reserves may change in the future due to new developments or changes in circumstances. The inherent uncertainty related to the outcome of these matters can result in amounts materially different from any provisions made with respect to their resolution.
Environmental Matters
Environmental remediation liabilities are recognized when a loss is probable and can be reasonably estimated. Such liabilities generally are not subject to insurance coverage. The cost of each environmental remediation is estimated by engineering, financial, and legal specialists based on current law and considers the estimated cost of investigation and remediation required and the likelihood that, where applicable, other responsible parties will be able to fulfill their legal obligations and commitments. The process of estimating environmental remediation liabilities is complex and dependent primarily on the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, the uncertainty as to what remediation and technology will be required, and the outcome of discussions with regulatory agencies and, if applicable, other responsible parties. In future periods, new laws or regulations, advances in remediation technologies and additional information about the ultimate remediation methodology to be used could significantly change our estimates. Refer to Note 13. Commitments and Contingencies to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional details. We cannot ensure that environmental requirements will not change or become more stringent over time or that our eventual environmental costs and liabilities will not exceed the amount of current reserves. In the event that such liabilities were to significantly exceed the amounts recorded, our results of operations could be materially affected.

Restructuring
Accruals have been recorded in conjunction with our restructuring actions. These accruals include estimates primarily related to employee termination costs, contract termination costs and other related exit costs in conjunction with workforce reduction and programs related to the rationalization of manufacturing and engineering processes. Actual costs may vary from these estimates. These accruals are reviewed on a quarterly basis and changes to restructuring actions are appropriately recognized when identified.
Pensions
We use actuarial estimates and related actuarial methods to calculate our obligation and expense. We are required to select certain actuarial assumptions, which are determined based on current market conditions, historical information and consultation with and input from our actuaries and asset managers. Refer to Note 12. Pension Benefits to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional details. The key factors which impact our estimates are (1) discount rates; (2) asset return assumptions; and (3) actuarial assumptions such as retirement age and mortality which are determined as of the current year measurement date. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when appropriate. Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions are recognized in other comprehensive income. Cumulative actuarial gains and losses in excess of 10% of the projected benefit obligation (“PBO”) for a particular plan are amortized over the average future service period of the employees in that plan.
The principal assumptions used to determine the pension expense and the actuarial value of the projected benefit obligation for the U.S. and non-U.S. pension plans, including amounts attributable to discontinued operations, were:
Assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2014	2013	2014	2013
Weighted-average discount rate	2.50%	3.00%	3.67%	4.58%
Weighted-average rate of increase in compensation levels	N/A	N/A	3.65%	3.85%
Assumptions used to determine net expense for years ended December 31:

	Pension Benefits
	U.S. Plans			Non-U.S. Plans
	2014	2013	2012	2014	2013	2012
Weighted-average discount rate	3.00%	2.40%	3.30%	4.58%	4.41%	5.24%
Weighted-average rate of increase in compensation levels	N/A	N/A	N/A	3.85%	3.50%	3.66%
Weighted-average expected long-term rate of return on plan assets	N/A	N/A	N/A	6.35%	6.44%	6.43%
We select discount rates by analyzing the results of matching each plan’s projected benefit obligations with a portfolio of high-quality fixed income investments rated AA- or higher by Standard and Poor’s.
Delphi does not have any U.S. pension assets; therefore no U.S. asset rate of return calculation was necessary for 2014, 2013 or 2012. The primary funded non-U.S. plans are in the United Kingdom and Mexico. For the determination of 2014 expense, we assumed a long-term expected asset rate of return of approximately 6.25% and 7.50% for the United Kingdom and Mexico, respectively. We evaluated input from local actuaries and asset managers, including consideration of recent fund performance and historical returns, in developing the long-term rate of return assumptions. The assumptions for the United Kingdom and Mexico are primarily conservative long-term, prospective rates. To determine the expected return on plan assets, the market-related value of approximately 50% of our plan assets is actual fair value. The expected return on the remainder of our plan assets is determined by applying the expected long-term rate of return on assets to a calculated market-related value of these plan assets, which recognizes changes in the fair value of the plan assets in a systematic manner over five years.
Our pension expense for 2015 is determined at the December 31, 2014 measurement date. For purposes of analysis, the following table highlights the sensitivity of our pension obligations and expense, including amounts attributable to discontinued operations, to changes in key assumptions:

Change in Assumption	Impact on Pension Expense	Impact on PBO
25 basis point (“bp”) decrease in discount rate	+ $8 million	+ $102 million
25 bp increase in discount rate	- $6 million	- $95 million
25 bp decrease in long-term expected return on assets	+ $3 million	—
25 bp increase in long-term expected return on assets	- $3 million	—
The above sensitivities reflect the effect of changing one assumption at a time. It should be noted that economic factors and conditions often affect multiple assumptions simultaneously and the effects of changes in key assumptions are not necessarily linear. The above sensitivities also assume no changes to the design of the pension plans and no major restructuring programs.
Based on information provided by our actuaries and asset managers, we believe that the assumptions used are reasonable; however, changes in these assumptions could impact our financial position, results of operations or cash flows. Refer to Note 12. Pension Benefits to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.
Accounts Receivable Allowance
Establishing valuation allowances for doubtful accounts requires the use of estimates and judgment in regard to the risk exposure and ultimate realization. The allowance for doubtful accounts is established based upon analysis of trade receivables for known collectability issues, including bankruptcies, and aging of receivables at the end of each period. Changes to our assumptions could materially affect our recorded allowance.
Valuation of Long-Lived Assets, Intangible Assets and Investments in Affiliates and Expected Useful Lives
We monitor our long-lived and definite lived assets for impairment indicators on an ongoing basis based on projections of anticipated future cash flows, including future profitability assessments of various manufacturing sites when events and circumstances warrant such a review. If impairment indicators exist, we perform the required impairment analysis by comparing the undiscounted cash flows expected to be generated from the long-lived assets to the related net book values. If the net book value exceeds the undiscounted cash flows, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived assets. Even if an impairment charge is not required, a reassessment of the useful lives over which depreciation or amortization is being recognized may be appropriate based on our assessment of the recoverability of these assets. We estimate cash flows and fair value using internal budgets based on recent sales data, independent automotive production volume estimates and customer commitments and review of appraisals. The key factors which impact our estimates are (1) future production estimates; (2) customer preferences and decisions; (3) product pricing; (4) manufacturing and material cost estimates; and (5) product life / business retention. Any differences in actual results from the estimates could result in fair values different from the estimated fair values, which could materially impact our future results of operations and financial condition. We believe that the projections of anticipated future cash flows and fair value assumptions are reasonable; however, changes in assumptions underlying these estimates could affect our valuations.
Goodwill
We periodically review goodwill for impairment indicators. We review goodwill for impairment annually or more frequently if events or changes in circumstances indicate that goodwill might be impaired. The company performs impairment reviews at the reporting unit level. We perform a qualitative assessment (step 0) of whether it is more likely than not that a reporting unit's fair value is less than its carrying amount. If not, no further goodwill impairment testing is performed. If so, we perform the step 1 and step 2 tests discussed hereafter. If the fair value of the reporting unit is greater than its carrying amount (step 1), goodwill is not considered to be impaired and the second step is not required. However, if the fair value of the reporting unit is less than its carrying amount, an entity must perform the second step to measure the amount of the impairment loss, if any. The second step requires a reporting unit to compare its implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, the reporting unit would recognize an impairment loss for that excess. We review indefinite lived intangible assets annually or more frequently if events or changes in circumstances indicate the assets might be impaired. The company does not perform a qualitative assessment (step 0) for indefinite lived intangible assets, but performs a quantitative review based upon forecasted cash flows similar to goodwill above. Other intangible assets with definite lives are amortized over their useful lives and are subject to impairment testing only if events or circumstances indicate that the asset might be impaired.

Inventories
Inventories are stated at the lower of cost, determined on a first-in, first-out basis, or market, including direct material costs and direct and indirect manufacturing costs. Refer to Note 3. Inventories to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K. Obsolete inventory is identified based on analysis of inventory for known obsolescence issues, and, as of December 31, 2014, the market value of inventory on hand in excess of one year’s supply is generally fully-reserved.
From time to time, payments may be received from suppliers. These payments from suppliers are recognized as a reduction of the cost of the material acquired during the period to which the payments relate. In some instances, supplier rebates are received in conjunction with or concurrent with the negotiation of future purchase agreements and these amounts are amortized over the prospective agreement period.
Income Taxes
Deferred tax assets and liabilities reflect temporary differences between the amount of assets and liabilities for financial and tax reporting purposes. Such amounts are adjusted, as appropriate, to reflect changes in tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is recorded to reduce our deferred tax assets to the amount that is more likely than not to be realized. Changes in tax laws or accounting standards and methods may affect recorded deferred taxes in future periods.
When establishing a valuation allowance, we consider future sources of taxable income such as “future reversals of existing taxable temporary differences, future taxable income exclusive of reversing temporary differences and carryforwards” and “tax planning strategies.” A tax planning strategy is defined as “an action that: is prudent and feasible; an enterprise ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused; and would result in realization of deferred tax assets.” In the event we determine it is more likely than not that the deferred tax assets will not be realized in the future, the valuation adjustment to the deferred tax assets will be charged to earnings in the period in which we make such a determination. The valuation of deferred tax assets requires judgment and accounting for the deferred tax effect of events that have been recorded in the financial statements or in tax returns and our future projected profitability. Changes in our estimates, due to unforeseen events or otherwise, could have a material impact on our financial condition and results of operations.
We calculate our current and deferred tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed returns are recorded when identified. The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities. Our estimate of the potential outcome of any uncertain tax issue is subject to management’s assessment of relevant risks, facts, and circumstances existing at that time. We use a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. We record a liability for the difference between the benefit recognized and measured and tax position taken or expected to be taken on our tax return. To the extent that our assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. We report tax-related interest and penalties as a component of income tax expense. We do not believe there is a reasonable likelihood that there will be a material change in the tax related balances or valuation allowance balances. However, due to the complexity of some of these uncertainties, the ultimate resolution may be materially different from the current estimate. Refer to Note 14. Income Taxes to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.
Fair Value Measurement of Derivative Instruments
In determining the fair value of our derivatives, we utilize valuation techniques as prescribed by FASB ASC 820-10, Fair Value Measurements and Disclosures, and also prioritize the use of observable inputs. The availability of observable inputs varies amongst derivatives and depends on the type of derivative and how actively traded the derivative is. For many of our derivatives, the valuation does not require significant management judgment as the valuation inputs are readily observable in the market. For other derivatives, however, valuation inputs are not as readily observable in the market, and significant management judgment may be required.
All derivative instruments are required to be reported on the balance sheet at fair value unless the transactions qualify and are designated as normal purchases or sales. Changes in fair value are reported currently through earnings unless they meet hedge accounting criteria. Our derivative exposures are with counterparties with long-term investment grade credit ratings. We estimate the fair value of our derivative contracts using an income approach based on valuation techniques to convert future amounts to a single, discounted amount. Estimates of the fair value of foreign currency and commodity derivative instruments are determined using exchange traded prices and rates. We also consider the risk of non-performance in the estimation of fair value, and include an adjustment for non-performance risk in the measure of fair value of derivative instruments. The non-performance risk adjustment reflects the full credit default spread (“CDS”) applied to the net commodity and foreign currency exposures by counterparty. When we are in a net derivative asset position, the counterparty CDS rates are applied to the net derivative asset position. When we are in a net derivative liability position, estimates of peer companies’ CDS rates are applied to the net derivative liability position.
In certain instances where market data is not available, we use management judgment to develop assumptions that are used to determine fair value. This could include situations of market illiquidity for a particular currency or commodity or where observable market data may be limited. In those situations, we generally survey investment banks and/or brokers and utilize the surveyed prices and rates in estimating fair value.
As of December 31, 2014 and 2013, we were in a net derivative liability position of $104 million and $2 million, respectively, and there were no adjustments recorded for nonperformance risk based on the application of peer companies’ CDS rates and because Delphi’s exposures were to counterparties with investment grade credit ratings. Refer to Note 17. Derivatives and Hedging Activities to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for more information.
Share-Based Compensation
The Delphi Automotive PLC Long Term Incentive Plan (“PLC LTIP”) allows for the grant of share-based awards for long-term compensation to the employees, directors, consultants and advisors of the Company (further discussed in Note 21. Share-Based Compensation to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K). Grants of restricted stock units (“RSUs”) to Delphi's executives were made under the PLC LTIP in 2012, 2013 and 2014 and are expected to be made annually. The RSU awards include a time-based vesting portion and a performance-based vesting portion. The performance-based vesting portion includes performance and market conditions in addition to service conditions. We determine the grant date fair value of the RSUs based on the closing price of the Company's ordinary shares on the date of the grant of the award and a contemporaneous valuation performed by an independent valuation specialist with respect to certain market conditions that impact the performance-based vesting portion of the RSUs. We recognize compensation expense based upon the grant date fair value of the awards applied to the Company's best estimate of ultimate performance against the respective targets on a straight-line basis over the requisite vesting period of the awards, adjusted for an estimate for forfeitures. The performance conditions require management to make assumptions regarding the likelihood of achieving certain performance goals. Changes in these performance assumptions, as well as differences in actual results from management's estimates, could result in estimated or actual fair values different from previously estimated fair values, which could materially impact the Company's future results of operations and financial condition.
We expensed the estimated fair value of the Value Creation Plan (the “VCP”), a long-term incentive plan for key employees (as defined and further discussed in Note 21. Share-Based Compensation to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K). Estimating the fair value for the VCP required us to make assumptions regarding the nature of the payout of the award as well as changes in our share price during the post-initial public offering period. The awards vested on December 31, 2012, the end of the performance period.
Refer to Note 21. Share-Based Compensation to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for additional information.
Recently Issued Accounting Pronouncements
Refer to Note 2. Significant Accounting Policies to the audited consolidated financial statements in Exhibit 99.4 attached to this Form 8-K for a complete description of recent accounting standards which we have not yet been required to implement which may be applicable to our operations. Additionally the significant accounting standards that have been adopted during the year ended December 31, 2014 are described.